Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ashford Hospitality Trust, Inc. Amended Restated 2003 Stock Incentive Plan for the registration of 2,572,117 shares of our reports dated March 10, 2006, with respect to the combined and consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and the Predecessor, Ashford Hospitality Trust. Inc. managements’ assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. including in its Annual Report (Form 10-K) for the year ended December 31. 2005 filed with the Securities and Exchange Commission.
We also consent to the incorporation by reference of our report dated August 12, 2005, with respect to the balance sheets of RST4 Tenant, LLC as of August 6, 2004, January 2, 2004 and January 3, 2003, and the related statements of operations, cash flows and member’s capital for the period January 3, 2004 through August 6, 2004 and the fiscal years ended January 2, 2004 and January 3, 2003 included in Form 8-K/A filed on August 30, 2005.
/s/ Ernst & Young LLP
March 10, 2006
Dallas, Texas